MICRO WAREHOUSE VENDOR AGREEMENT

This Agreement is entered into as of the date of the last signature below by and between Micro Warehouse, Inc. of Ohio ("Micro Warehouse"), a Delaware corporation which is a wholly-owned subsidiary of Micro Warehouse, Inc. of 535 Connecticut Avenue, Norwalk, CT 06854, and Asante Technoloqies ("Vendor"), a Corporation corporation / partnership / proprietorship with offices at
-----------
821 Fox Lane, San Jose, CA 95131 (collectively the "Parties").

Vendor grants Micro Warehouse the non-exclusive right to distribute Vendor's line of products (the "Products") in the following Territory: Worldwide. Vendor warrants that all Products are new and comply in all respects with all applicable laws, rules, and regulations.

Payment--Vendor agrees to sell Products to Micro Warehouse at the lowest price and/or best discount that Vendor makes the Products available to any similar resellers. Payment terms are net 30 upon receipt of Product; Vendor will make available to Micro Warehouse all prompt payment discounts that Vendor offers.

Price Changes--Vendor will give Micro Warehouse prompt written notice of any Product price changes, including special promotions. If Vendor raises the price of any Product, Vendor will honor the price quoted for all Products on order by Micro Warehouse prior to the effective date of the change. If Vendor lowers the price of any Product, Vendor will issue a credit to Micro Warehouse's account equal to the difference between the actual purchase price paid by Micro Warehouse and the reduced price for all units of Product in Micro Warehouse's inventory or on order as of the effective date of the change. Vendor agrees to keep its account balances with Micro Warehouse current and to notify Micro Warehouse promptly of discrepancies in any accounts; in no event shall Vendor be entitled to give notice more than 9 months from the date on which the event giving rise to any such discrepancy occurred.

Vendor shall notify and provide Micro Warehouse with the opportunity to participate in all promotions, special pricing, rebate, co-op advertising, market development fund or like programs made available by Vendor for similar resellers. In the event that Vendor allocates any Products, Micro Warehouse shall be treated equitably with respect to other purchasers of the Products and no less favorably than any of the same, assuming Micro Warehouse's account is current.

Product Returns

         1) Stock Balancinq/Rotation Returns--Once every month, Micro Warehouse may return to Vendor 20% of the previous quarters purchases any quantity of new, unopened Product for credit to account. Micro Warehouse may also return to Vendor, at any time, for credit, any quantity of new, unopened Product affected by any version, packaging, update or other Product change.

         2) Defective Product Returns--Micro Warehouse may return to Vendor any defective Product which is returned to Micro Warehouse by a Micro Warehouse customer ("Customer") within 120 days of Customer's purchase date. A defective Product is one that Customer determines is defective and that Micro Warehouse authorizes for return from Customer.

         All Product returns to Vendor, whether for stock balancing/rotation or defective Product, will be for credit to Micro Warehouse's account. Vendor will issue any requisite Return Merchandise Authorizations upon request. In no case will Micro Warehouse be responsible for restocking fees for Products returned to Vendor pursuant to this Agreement.

Freight--Micro Warehouse will pay for freight for all Product shipments from vendor and vendor will pay for all return shipments (except stock balancing/rotation returns) to Vendor. The Party responsible for freight charges on any shipment will also assume the risk of loss on those goods once they are placed within the possession of a common carrier by the sender.

Indemnities--Vendor agrees to defend, indemnify and hold harmless Micro Warehouse, its corporate parent and affiliated companies, and the employees, officers, directors and agents of each of them, against any and all claims, liabilities, damages and costs, including reasonable attorney's fees and settlement amounts, arising from i) any actual or alleged defect in a Product supplied by Vendor pursuant to this Agreement; ii) any actual or alleged infringement of any patent, copyright, trademark or other intellectual property right by a Product supplied by Vendor pursuant to this Agreement; or iii) a breach by Vendor of any provision of this Agreement. Vendor's responsibilities under this Section shall survive termination of this Agreement.


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

Term and Termination--This Agreement will remain in effect until terminated. Either Party may terminate this Agreement at any time, with or without cause, upon 60 days written notice. Neither Party shall be responsible to the other for any costs or damages resulting from termination. Micro Warehouse shall have the right to return to Vendor any quantity of Product (purchased within the previous 150 days) in its inventory as of the termination date, and receive a cash refund from Vendor equal to the amount paid by Micro Warehouse for the Products.

General Terms: Nothing in this Agreement shall be deemed to create an agency, partnership or joint venture between the Parties. This Agreement constitutes the entire agreement between the Parties and supersedes any prior communications, representations or agreements of any kind. This Agreement may not be modified except in a writing signed by both Parties. Inconsistent terms on purchase orders, invoices or other documents shall have no effect and are expressly rejected by Micro Warehouse. This Agreement shall be governed in accordance with the laws of the State of Connecticut without regard to conflicts of laws principles. Failure to enforce or delay in enforcing any rights under this Agreement shall not be deemed to be a waiver or modification of such rights.

The paragraphs of this Agreement captioned "Payment" and "Freight" will not apply when Micro Warehouse purchases Products from a distributor (or any party other than Vendor). Otherwise all terms of this Agreement will govern whether Micro Warehouse purchases Products directly from Vendor or from any third party. Vendor will authorize any such party selling Products to Micro Warehouse to honor, on Vendor's behalf, all other terms which have been agreed to by Vendor herein.

Micro Warehouse, Inc. will second source Distribution on any items not available directly from Asante.

The Parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms.

Micro Warehouse, Inc. of Ohio           Vendor: Asante Technologies Inc.

By:                                     By:  /s/ Steve Hess
   --------------------------------        --------------------------------
     Authorized Signature                    Authorized Signature

                                             STEVE HESS
   --------------------------------        --------------------------------
     Name (Type or print)                    Name (Type or print)

                                             CFO
   --------------------------------        --------------------------------
     Title                                   Title

                                             12/8/95
   --------------------------------        --------------------------------
     Date                                    Date



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